Exhibit 2.1




                        AGREEMENT AND PLAN OF MERGER

                                DATED AS OF

                              FEBRUARY 1, 1999

                                BY AND AMONG

                            THEGLOBE.COM, INC.,

                         NIRVANA ACQUISITION CORP.,

                           FACTORYMALL.COM, INC.

                                    AND

                        CERTAIN SHAREHOLDERS THEREOF

                        AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1999 (this "Agreement"), by and among theglobe.com, inc., a Delaware corporation ("theglobe"), Nirvana Acquisition Corp., a Washington corporation and a wholly-owned subsidiary of theglobe ("Merger Sub"), factorymall.com, inc., a Washington corporation (the "Company"), d/b/a Azazz.com, and John Naylor, Cheryl Naylor, Mark Tucker, Jeffrey Tucker, Jay McGoodwin and Kevin McKeown (collectively, the "Sellers"). theglobe, Merger Sub, the Company and the Sellers are sometimes referred to herein, individually, as a "Party," and collectively, as the "Parties."

                            W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of theglobe, Merger Sub and the Company have each determined that the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective corporations and shareholders and have approved the Merger;

          WHEREAS, the holders of at least 80% of the outstanding shares of the Company Common Stock (as defined below) have executed an action of shareholders by written consent pursuant to the Revised Code of Washington (the "RCW") Section 23B.07.040 approving and adopting the Merger and this Agreement in accordance with RCW 23B.11.030 (the "Shareholder Consent");

          WHEREAS, in accordance with the terms of this Agreement, holders of the common stock, without par value, of the Company (the "Company Common Stock" or "Company Shares") will receive common stock, par value $0.001 per share, of theglobe ("theglobe Common Stock" or "theglobe Shares"); and

          WHEREAS, it is intended that, for federal income tax purposes, the Merger will qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Agreement will constitute a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and it is further intended that theglobe Common Stock be issued in the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and the qualification requirements of any state "blue sky" laws.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:


                                 ARTICLE I

                                 THE MERGER

     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2(b)) and subject to and upon the terms and conditions of this Agreement and in accordance with RCW 23B.11.060, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") in the Merger, and as of the Effective Time shall be a wholly-owned subsidiary of theglobe. The Merger shall have the effects specified in RCW 23B.11.060.

     Section 1.2 The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, 10004, on the date hereof (the "Closing Date").

               (b) Concurrently with the execution and delivery of this Agreement, theglobe, the Company and Merger Sub shall cause Articles of Merger in respect of the Merger to be properly executed and filed with the Secretary of State of the State of Washington as provided in RCW 23B.11.050 and RCW 23B.11.090. The Merger shall become effective at such time at which the Articles of Merger shall be duly filed with the Secretary of State of the State of Washington (the time that the Merger becomes effective, the "Effective Time").

     Section 1.3 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of the constituent corporations of the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such constituent corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets or otherwise to carry out the intent of this Agreement.

     Section 1.4 Articles of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. At the Effective Time:

               (a) The Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time (until amended as provided by Law (as defined in Section 3.6(a))).

               (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time (until amended as provided by Law, the articles of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation, as applicable).

               (c) The officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices as officers of the Surviving Corporation at and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

               (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.


                                 ARTICLE II

                            MERGER CONSIDERATION

     Section 2.1 Treatment of Capital Stock. The manner and basis of converting the shares of Company Common Stock and shares of Common Stock of Merger Sub, by virtue of the Merger and without any action on the part of any holder thereof, shall be as set forth in this Article II.

     Section 2.2 Conversion of Common Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of Company Common Stock (other than Dissenting Shares (as defined in
Section 2.6)) issued and outstanding immediately prior to the Effective Time (each, an "Outstanding Share" and collectively, the "Outstanding Shares"), and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder, forthwith cease to exist and be converted into the right to receive the Merger Consideration Per Share (as defined in Section 2.4(a)).

               (b) Except as otherwise provided in this Agreement, commencing immediately after the Effective Time, each certificate which, immediately prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall evidence the right to receive shares of theglobe Common Stock on the basis set forth in this Agreement.

     Section 2.3 Conversion of Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.4 Merger Consideration. (a) The "Merger Consideration Per Share" shall be 0.023513329 shares of theglobe Common Stock.

               (b) theglobe shall issue to each holder of a stock certificate (a "Shareholder") which immediately prior to the Effective Time represented Outstanding Shares other than Dissenting Shares (a "Certificate") the number of shares of theglobe Common Stock equal to the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration Per Share, subject to receipt by theglobe of the Certificate and a completed and duly executed letter of transmittal in the form of Exhibit 2.4(b)(i) (a "Letter of Transmittal"). Each Seller shall deliver an executed Accredited Investor Questionnaire in the form of Exhibit 2.4(b)(ii) at the Closing. No later than 10 days following the date hereof, the Company shall mail a Letter of Transmittal to all holders of Certificates representing Company Common Stock.

               (c) The Company and the Sellers are delivering to theglobe concurrently with the execution and delivery of this Agreement a certificate setting forth (i) the number of Outstanding Shares, (ii) the number of shares of Company Common Stock issuable upon the exercise of any options exercisable for shares of Company Common Stock ("Options") and the exercise price of each such Option, and warrants exercisable for shares of Company Common Stock ("Warrants") and the exercise price of each such Warrant, in both cases outstanding immediately prior to the Effective Time and not being exercised in connection with the Merger, (iii) the amount of cash and cash equivalents of the Company held by the Company at its headquarters or in its bank accounts as of the Effective Time, (iv) the amount as of the Effective Time of any paid and any unpaid portion immediately prior to the Effective Time of any bonuses payable by the Company in connection with the Merger, (v) the amount paid by the Company immediately prior to the Effective Time to repay in full all indebtedness of the Company under the Promissory Note, dated November 4, 1998, by the Company in favor of John Naylor in principal amount of $147,415.98 (the "Naylor Note") and to pay all amounts owing by the Company to McGoodwin James & Co. under the oral agreement on January 1, 1999 with respect to the purchase of certain office equipment in the aggregate amount of $20,589.00 (the "McGoodwin Purchase"); in each case together with reasonable backup thereto. For purposes of this Agreement, the terms "cash," "cash equivalents," and "cash on hand" shall not include any amounts withheld from "wages" (as defined in Section 3401(a) of the Code or analogous provisions by state or local law) in respect of applicable withholding taxes.

     Section 2.5 Cash in Lieu of Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificates or scrip evidencing fractional shares of theglobe Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of theglobe. In lieu of any such fractional shares, each holder of Company Shares upon surrender of a Certificate pursuant to this Article II shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (x) $42.779 by (y) the fractional interest to which such holder would otherwise be entitled (after taking into account all Certificates held by such holder). Any payment received by a holder of Company Shares with respect to fractional share interests is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration.

     Section 2.6 Dissenter's Rights. Prior to the date hereof, the Company and the Sellers agree that they have given due notice to the Shareholders of the Shareholder Consent (other than Shareholders who have previously executed a counterpart to the Shareholder Consent) and information concerning such Shareholders' dissenters' rights in accordance with the applicable provisions of the RCW. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock that are held immediately prior to the Effective Time by a holder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded and perfected the right, if any, for appraisal of such shares in accordance with the provisions of RCW 23B.13.010, et. seq. and has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the consideration pursuant to Section 2.4(a), but the holder of such shares shall only be entitled to such appraisal rights as are granted by applicable Law. If a holder of such shares shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares, then, as of the occurrence of such event, such shares shall be deemed to have been converted into and represent only the right to receive the consideration pursuant to Section 2.4(a), without interest, upon the surrender of the Certificate or Certificates representing such shares and upon delivery of a duly executed Letter of Transmittal.

     Section 2.7 Option and Warrant Rollovers; Transaction Bonuses. (a) Each Option outstanding at the Effective Time shall, at the Effective Time, be assumed by theglobe and shall thereafter constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option immediately prior to the Effective Time, a number of shares of theglobe Common Stock equal to the product of the Merger Consideration Per Share multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time, with an exercise price per share of theglobe Common Stock (rounded up to the nearest $.001) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option immediately prior to the Effective Time divided by the number of full shares of theglobe Common Stock purchasable pursuant to such Option immediately following the Effective Time; provided, however, that the number of shares of theglobe Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, theglobe shall pay to the holder thereof an amount of cash equal to such fraction multiplied by $42.779. theglobe shall assume the obligations of the Company under the Company's 1998 Amended Stock Option Plan and shall comply with the terms thereof.

               (b) Each Warrant outstanding at the Effective Time shall, at the Effective Time, be assumed by theglobe and shall thereafter constitute a warrant to acquire, on the same terms and conditions as were applicable under such assumed Warrant immediately prior to the Effective Time, a number of shares of theglobe Common Stock equal to the product of the Merger Consideration Per Share multiplied by the number of shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time, with an exercise price per share (rounded up to the nearest $.001) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Warrant immediately prior to the Effective Time divided by the number of full shares of theglobe Common Stock purchasable pursuant to such Warrant immediately following the Effective Time; provided, however, that the number of shares of theglobe Common Stock that may be purchased upon exercise of such Warrant shall not include any fractional shares and, upon the last such exercise of such Warrant, theglobe shall pay to the holder thereof an amount of cash equal to such fraction multiplied by $42.779.

               (c) (i) At the Closing, the Sellers and the Company shall deliver to theglobe evidence that no cash has been delivered to Jay McGoodwin in respect of, and $392,000 in cash has been withheld in respect of applicable withholding taxes in partial payment of, the bonus payable in respect of the Merger pursuant to the McGoodwin Employment Agreement (as defined in Section 6.1(d)). Following the Effective Time, the Surviving Corporation or theglobe shall withhold the remaining amount required to be withheld in respect of such bonus pursuant to applicable withholding taxes in partial payment of such bonus. As promptly as practicable (but in any event within five business days) following the Effective Time, the Surviving Corporation shall, and theglobe shall cause the Surviving Corporation to, deliver to Jay McGoodwin shares of theglobe Common Stock in respect of the remaining unpaid portion of such bonus, subject to delivery by Jay McGoodwin to the Surviving Corporation and theglobe of a receipt stating that all amounts owed to him under the McGoodwin Employment Agreement have been satisfied.

                    (ii) At the Closing, the Sellers and the Company shall deliver to theglobe evidence that no cash has been delivered to Kevin McKeown in respect of, and $196,000 in cash has been withheld in respect of applicable withholding taxes in partial payment of, the bonus payable in respect of the Merger pursuant to the McKeown Employment Agreement (as defined in Section 6.1(d)). Following the Effective Time, the Surviving Corporation or theglobe shall withhold the remaining amount required to be withheld in respect of such bonus pursuant to applicable withholding taxes in partial payment of such bonus. As promptly as practicable (but in any event within five business days) following the Effective Time, the Surviving Corporation shall, and theglobe shall cause the Surviving Corporation to, deliver to Kevin McKeown shares of theglobe Common Stock in respect of the remaining unpaid portion of such bonus, subject to delivery by Kevin McKeown to the Surviving Corporation and theglobe of a receipt stating that all amounts owed to him under the McKeown Employment Agreement have been satisfied.

     Section 2.8 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.

     Section 2.9 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to theglobe Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of theglobe Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole shares of theglobe Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of theglobe Common Stock.

     Section 2.10 Transfers of Ownership. If any certificate for shares of theglobe Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person (as defined in Section 8.3(a)) requesting such exchange will have paid to theglobe or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of theglobe Common Stock in any name other than that of the registered holder of the Certificate surrendered or established to the satisfaction of theglobe or any agent designated by it that such tax has been paid or is not payable.

     Section 2.11 No Liability. Notwithstanding anything to the contrary in this Agreement, none of theglobe, the Surviving Corporation or any other Party shall be liable to a holder of shares of theglobe Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Section 2.12 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, theglobe shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the appropriate number of shares of theglobe Common Stock and the appropriate amount of cash for fractional shares, if any, as may be required pursuant to Section 2.5; provided, that theglobe may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify theglobe (including through the posting of a bond) against any loss or cost incurred by or claim that may be made against theglobe or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

     Section 2.13 Restricted Securities. The shares of theglobe Common Stock issued in connection with the Merger will be "restricted securities" under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. It is understood that the certificates evidencing the shares of theglobe Common Stock issued in connection with the Merger will bear one or all of the following legends:

               (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (b) Any legend required by applicable state Law.

     Section 2.14 Registration Rights. Holders of theglobe Common Stock issued pursuant to this Agreement (including those Persons to whom shares of theglobe Common Stock may become issuable pursuant to Section 2.7(b) upon the exercise of Warrants and Jay McGoodwin and Kevin McKeown in respect of the shares of theglobe Common Stock issued to them pursuant to
Section 2.7(c)) shall, as of the Effective Time, be entitled to certain registration rights with respect to such shares as provided in the form of Registration Rights Agreement set forth in Exhibit 2.14 hereto (the "Registration Rights Agreement").


                                ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE SELLERS

          The Company and each of the Sellers hereby jointly and severally represent and warrant to theglobe and Merger Sub as follows:

     Section 3.1 Organization. The Company is a corporation duly organized, validly existing and authorized to transact business in the corporate form under the laws of the State of Washington and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of the Company. The minute books (containing the records of meetings of shareholders, the board of directors, and any committees of the board of directors), the share record and certificate books of the Company contain true, complete and accurate records of all corporate actions taken at any such meetings and other corporate governance matters, the stock ownership of the Company and the transfer of the shares of its capital stock since the date of inception of the Company. Schedule
3.1 lists each of the directors and officers of the Company.

     Section 3.2 Authority. Each of the Sellers and the Company has the requisite right, power and authority (and, in the case of the Sellers, legal capacity) to enter into this Agreement and any Ancillary Documents (as defined in Section 8.3(a)) to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Documents to which it is a party has been or will be, duly and validly executed and delivered by each of the Sellers and the Company and constitutes, and each of the Ancillary Documents to which it is a party constitutes, or will upon execution and delivery constitute, a valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally or by general principles of equity. All proceedings or other actions on the part of the Company and each Seller necessary to authorize this Agreement or any of the Ancillary Documents to which it is a party and the transactions contemplated hereby or thereby have been taken. Each Seller is an "accredited investor" as defined in Rule 501 of the rules and regulations promulgated under the Securities Act.

     Section 3.3 Capitalization; Title to Shares; Cash on Hand. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, without par value, of which 13,058,644 shares of Company Common Stock are issued and outstanding. No shares of the Company's preferred stock are issued and outstanding. The full name and address of each Shareholder, and the number of shares owned by such Shareholder, is set forth on Schedule 3.3. All the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and those shares of Company Common Stock held by the Sellers are owned free and clear of any lien, pledge, charge, assessment, security interest, mortgage, claim, option, easement, imperfection of title, tenancy or other legal or equitable right of others, or other encumbrance of any character whatsoever (including, without limitation, any right of first refusal) (each an "Encumbrance"). Except as set forth on Schedule 3.3, there are no shares of capital stock of the Company authorized, issued or outstanding, and there are no outstanding Options, Warrants, or other convertible or exchangeable securities, subscriptions, rights (including, without limitation, preemptive rights), stock-based or stock-related awards or other contracts, agreements or arrangements (or Commitments with respect to the issuance or grant of any of the foregoing) to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers may be bound of any character relating to, or obligating the Company or the Sellers to issue, grant, award, transfer or sell, or based on the value of, any issued or unissued shares of Company's capital stock or other securities of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of the Sellers is a party with respect to the voting of capital stock of the Company. At the Effective Time, there is at least $400,000 of cash and cash equivalents of the Company held by the Company at its headquarters or in its bank accounts.

     Section 3.4 Subsidiaries. Except as set forth on Schedule 3.4, the Company does not own, and has never owned, directly or indirectly any interest in any corporation, partnership, joint venture or other business association, or any other Person.

     Section 3.5 Financial Statements. Schedule 3.5 sets forth the balance sheets of the Company for the fiscal year ended December 31, 1998, December 31, 1997 and December 31, 1996, and the related statements of income and retained earnings and cash flows for the periods then ended, including the notes thereto (collectively, the "Financial Statements.") The Financial Statements as of and for the period ended December 31, 1998 are referred to herein as the "1998 Financial Statements." The Financial Statements (i) are in accordance with the books and records of the Company in all material respects, (ii) fairly present the financial position, results of operations and cash flows of the Company in all material respects as of the respective dates and for the respective periods referred to therein and (iii) except as set forth on Schedule 3.5, were prepared in accordance with generally accepted United States accounting principles ("GAAP"), in effect on the date hereof, applied on a basis consistent with that of prior years. The books of account and other financial and corporate records of the Company are complete and correct in all material respects.

     Section 3.6 Compliance with Laws; Permits. (a) Except as set forth on
Schedule 3.6(a), the Company has complied at all times since inception and presently is in compliance with all foreign and domestic (federal, state and local) laws, statutes, ordinances, rules, regulations and bodies of law (collectively, "Laws") and Orders (as defined in Section 3.7) in all material respects. Except as set forth on Schedule 3.6(a), since the Company's inception, neither the Company nor any Seller is aware of or has received any notice of any alleged material failure to comply with any applicable Law. A complete and correct list of each license, permit, consent, registration, certificate, franchise, approval, order or other authorization of any governmental entity (each, a "Permit") held by the Company is set forth on Schedule 3.6(a). Except as set forth on Schedule 3.6(a), the Company has all Permits required for the conduct of its business in all material respects. All of the Company's Permits are valid and in full force and effect, and the Company has duly performed and is in material compliance with all of its obligations under such Permits. No event (including without limitation the execution, delivery and performance of this Agreement and the consummation of the Merger) has occurred with respect to such Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation, non-renewal or termination thereof or would result in any other material impairment of the rights of the Company in and under any of such Permits, and no terminations thereof or proceedings to suspend, limit, revoke or terminate any material Permit have been threatened.

               (b) (i) Neither the Company nor any Seller has received any notices, directives, violation reports, actions or claims from or by any federal, state or local governmental agency or any other Person concerning the Company and any Environmental Laws (as defined in Section 3.6(b)(ii)) or alleging that, in connection with Hazardous Materials (as defined in Section 3.6(b)(ii)), conditions at any real properties owned or leased by the Company have resulted in or caused or threatened to result in or cause injury or death to any Person or damage to any property, including, without limitation, damage to natural resources, and no such notices, directives, violation reports, actions, claims, assessments or allegations exist; (ii) the Company does not currently lease, operate or own any real properties that, to the knowledge of the Company or any Seller, are listed or are threatened to be listed on a "Superfund" list or with respect to which there is any pending proceeding or investigation under any Environmental Law and, to the knowledge of the Company or any Seller, no such proceeding or investigation is threatened; (iii) throughout the period of operation of any real properties by the Company, the Company has operated and continues to operate such real properties in material compliance with all Environmental Laws; (iv) to the knowledge of the Company and the Sellers, no underground storage tanks either are, or have been, located at any of such real properties; (v) there has been no spill, discharge, release, contamination or cleanup by the Company of any Hazardous Materials used, generated, treated, stored, disposed of or handled by the Company at such real properties and, to the knowledge of the Company and the Sellers, no spill, discharge or release or contamination or cleanup of or by Hazardous Materials has occurred on or to such real properties by any third party;
(vi) the Company has not used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any Liability (as defined in Section 3.9) under any Environmental Laws; (vii) the Company and the Sellers are not aware of any facts, events, or conditions (including, without limitation, the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which interfere with or prevent continued compliance by the Company with, or give rise to any present or potential Liability (including with respect to past activities) under, any Environmental Laws; and (viii) to the knowledge of the Company and each of the Sellers, the Company has obtained all applicable Permits which are material to its business and required to be obtained under all applicable Environmental Laws.

               (ii) For the purposes of this Agreement, the term "Environmental Laws" shall mean, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801, et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action (including, without limitation, nuisance and trespass causes of action) providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including without limitation leases, asset purchase agreements and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions and Orders relating to Environmental Matters; the term "Hazardous Substances" shall mean any pollutants, contaminants, substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos or asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") or PCB-containing equipment, radon and other radioactive elements, electromagnetic field and other types of radiation, sonic forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws; and the term "Environmental Matters" shall mean any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, or health or safety of employees, and any matter relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, buildings, facilities, real or personal property or fixtures, or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

     Section 3.7 Consents; No Violations. Except as set forth on Schedule 3.7, neither the execution, delivery or performance of this Agreement or the Ancillary Documents by the Company or the Sellers nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the Restated Articles of Incorporation or Bylaws of the Company; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, (ii) any judgment, order, injunction, ruling, decree, stipulation or award of any governmental entity or private arbitration panel (each, an "Order") to which the Company or any Seller is subject or by which the Company or any Seller or any of their respective properties is bound or (iii) any Permit or Commitment of any Seller or the Company, or to which they or any of them or any of their, his or its properties is subject; (c) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any governmental entity; or (d) create any Encumbrance upon any of the assets or properties of the Company.

     Section 3.8 Commitments. (a) Schedule 3.8(a) sets forth a true and complete list of all of the following contracts, agreements, understandings, arrangements and commitments of any nature whatsoever, whether written or oral, including all amendments thereof and supplements thereto (collectively, "Commitments") of the following types to which (i) the Company is a party or (ii) any Seller is a party in connection with the business or operations of the Company, or, in either case, by or to which the Company or any of its properties may be bound or subject:

                    (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

                    (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, in each case providing for aggregate payments in excess of $20,000;

                    (iii) Commitments relating to the acquisition by the Company of any operating business or the capital stock of any other Person that has not been consummated or that has been consummated but contains representations, covenants, guaranties, indemnities or other obligations that remain in effect;

                    (iv) Commitments relating to any Litigation (as defined in Section 3.15);

                    (v) Commitments relating to the lending or borrowing of money, including loan agreements, guarantees of any debt, liability or obligation of any Person, performance bonds, letters of credit, bankers acceptances and similar instruments or arrangements;

                    (vi) Commitments under which the Company agrees to indemnify any Person;

                    (vii) Commitments containing covenants of the Company or any successor thereto or any employee not to compete, do business in any line of business or in any geographical area or with any Person, or to disclose certain information, or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or disclose information concerning the Company;

                    (viii) Commitments pursuant to which the Company (A) leases, subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;

                    (ix) Commitments in respect of licenses or Commitments relating to Intellectual Property (as defined in Section 3.16(a)), and Commitments relating to retailer relationships, e-commerce relationships and advertising arrangements;

                    (x) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

                    (xi) Commitments with any governmental entity;

                    (xii) Commitments relating to general or special powers of attorney (whether as grantor or grantee);

                    (xiii) Commitments with any Employee (as defined in Section 3.20(k)(ii)) or consultant relating to (A) non-disclosure, confidentiality, assignment of inventions or proprietary rights and non-competition and (B) severance, bonus or similar arrangements that become payable in connection with or following the Merger;

                    (xiv) Commitments (other than those specified in any of clauses (i) through (xiii) of this clause (a)) which relate to or affect the business, operations or any of the assets or properties of the Company in any way, except those (A) which are specifically not required to be scheduled pursuant to the provisions of any of clauses
     (i) through (xiii) of this paragraph (a), (B) which are cancellable by the Company on 90 days' or less notice without any penalty or other financial obligation and which involve payments of less than $20,000 in such 90 day period, or (C) which involve annual aggregate payments of $20,000 or less, and, in any case, are not material to the business or financial condition of the Company; and

                    (xv) Commitments currently in negotiation by the Company of a type which if entered into would be required to be listed on Schedule 3.8(a) or to be disclosed on any other Schedule hereto.

               (b) True and complete copies of all Commitments listed on
Schedule 3.8(a) have been delivered or made available to theglobe. Except as set forth on Schedule 3.8(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against the Company or the applicable Seller (as the case may be), and to the knowledge of the Company and the Sellers, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used by the Company in the conduct of its business, have been delivered to theglobe. Except as set forth on
Schedule 3.8(b), (i) there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed or required to be listed on Schedule 3.8(a) and (ii) neither the Company nor, to the knowledge of the Company and each Seller, any other party to any of the Commitments listed on Schedule 3.8(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

     Section 3.9 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.9 or incurred in connection with the transactions contemplated hereby, the Company does not have any debts, creditors or obligations (absolute, accrued, contingent or otherwise) matured or unmatured ("Liabilities") other than (a) Liabilities which are adequately reflected, or fully accrued or provided for in the 1998 Financial Statements or (b) Liabilities arising since December 31, 1998 in the ordinary course of business consistent (in amount and kind) with past practice which are not, individually or in the aggregate, material.

     Section 3.10 Absence of Certain Changes. Except as set forth on
Schedule 3.10, since December 31, 1998: (i) the business of the Company has been conducted in the ordinary course of business consistent with past practice, and (ii) the Company has not (a) suffered any change, event or development or series of changes, events or developments which is or could reasonably be expected to have a material adverse effect on the business, financial condition, operations, results of operations or prospects of the Company; (b) suffered any damage, destruction or casualty loss to its physical properties (whether or not covered by insurance) which has been or could reasonably be expected to be material; (c) been the subject of any investigation by a governmental entity or Litigation threatened or commenced since such date which could reasonably be expected to result in an outcome that is material; (d) except for fair consideration, in the ordinary course of business and consistent with past practice, canceled or compromised any debts or waived or permitted to lapse any claims or rights or sold, transferred or otherwise disposed of any of its properties or assets; (e) made or committed to make any capital expenditure or commitment individually or in the aggregate in excess of $20,000; (f) made any change in any method of accounting or accounting practice; (g) increased any salaries, wages or any employee benefits, paid any bonuses, or otherwise increased the compensation of any of its officers, directors or consultants, other than in the ordinary course of business and consistent with past practice; (h) declared, set aside or paid any dividends or other distributions to any holder of its capital stock or other securities or redeemed or otherwise acquired any shares of its capital stock or other equity securities or issued or sold any additional shares of the capital stock of, or any other equity interests in, the Company, or securities convertible into or exchangeable for such shares or equity interests; (i) made any loan to or engaged in any other transaction with any officer, director, employee, consultant or shareholder, other than advances to such persons in the ordinary course of business in connection with travel and other business-related expenses; or (j) agreed to take any action referred to in this Section 3.10(ii).

     Section 3.11 Brokers and Finders; Fees. None of the Company or the Sellers has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     Section 3.12 Real Estate. (a) "Owned Real Property" shall mean the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing. Schedule 3.12(a) sets forth a list of all the Owned Real Property. With respect to the Owned Real Property, (i) the Company has good and marketable title in fee simple to the Owned Real Property, free and clear of all Encumbrances except for (A) Encumbrances disclosed in Schedule 3.12(a), (B) liens for taxes not yet due and payable, and (C) Encumbrances that are not material, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase the Owned Real Property or any portion thereof or interest therein, (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, affecting any portion of the Owned Real Property, (iv) all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Owned Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (v) the Company has all rights of access necessary for ingress to and egress from the Owned Real Property from or to public streets.

               (b) "Leased Real Property" shall mean the real property leased by the Company, as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing. Schedule 3.12(b) sets forth a list of all Leased Real Property. With respect to the Leased Real Property, (i) the Company has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances, (ii) to the knowledge of the Company and the Sellers, all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists, and (iii) the Company has all rights of access necessary for ingress to and egress from the Leased Real Property. Except as set forth on Schedule 3.12(b), (A) each such lease or sublease is legal, valid, binding and enforceable and in full force and effect and (B) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a material breach or require any third party consent under any such lease or sublease.

               (c) Except as set forth on Schedule 3.12(c), (i) none of the Sellers or the Company has, since the Company's inception, received written notice of any pending or, to the knowledge of the Company or any of the Sellers, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Owned Real Property or the Leased Real Property, (ii) the Owned Real Property, the use and occupancy thereof by the Company, and the conduct of its business thereon and therein do not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would adversely affect the use, value or occupancy of any such property or the conduct of business thereon, (iii) none of the Sellers or the Company has, since the Company's inception, received written notice of a material violation of the restrictions or Laws described in the foregoing clause (ii), and (iv) none of the structures or improvements on any of the Owned Real Property encroaches upon real property of another Person, and no structure or improvement of another Person encroaches upon any of the Owned Real Property or Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

     Section 3.13 Sufficiency of Assets. Except as set forth on Schedule 3.13, the assets, rights, and properties owned, leased or licensed by the Company constitute all assets, rights, and properties used or held for use in the conduct of its business as presently conducted or proposed to be conducted.

     Section 3.14 Tangible Property. Except as set forth on Schedule 3.14, the buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related items and other tangible property that are required to properly operate the business of the Company or are material to the financial condition or prospects of the Company (the "Tangible Property") are in good operating condition and repair (normal wear and tear excepted), free of any material structural or engineering defects, are being maintained and replaced in all material respects in accordance with past practice, and are suitable for their current use. The Company has good and marketable title to, or a valid leasehold interest in or contractual right to use, all Tangible Property, free and clear of all Encumbrances except (A) as disclosed in Schedule 3.14 and (B) Encumbrances that are not material.

     Section 3.15 Litigation and Orders. Except as set forth on Schedule 3.15, there is no claim, demand, notice, action, suit, proceeding, arbitration, investigation, audit, inquiry or hearing by or before any governmental entity or private arbitration tribunal ("Litigation") pending or, to the knowledge of the Company or any of the Sellers, threatened against, affecting or involving the Company or any of its rights or properties, or which seek to prevent or challenge the transactions contemplated hereby. There are no unsatisfied judgments against the Company or any consent decrees or other Orders to which the Company is subject or its assets or properties are bound.

     Section 3.16 Intellectual Property. (a) Except as set forth on
Schedule 3.16(a), the Company owns, or licenses or otherwise possesses legally enforceable rights to use (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, inventory, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technology, technical data, designs, drawings, specifications, net lists, schematics, algorithms, tangible or intangible proprietary information, or material, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all computer software or applications including data and related documentation (in source code and/or object code form); (vii) all other proprietary rights; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all licenses or agreements in connection with the foregoing (collectively, "Intellectual Property") that has been used in the business of the Company, or is used in the business of the Company as currently conducted or as proposed to be conducted by the Company ("Company Intellectual Property"). The Company has not (i) licensed any of the Company Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to the Company Intellectual Property with any party.

               (b) Schedule 3.16(b) lists (i) all patents and patent applications and all registered trademarks, trade names, and service marks, trademark applications, service mark applications, registered copyrights, and registered mask works included in the Company Intellectual Property, including the jurisdictions in which such Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all material unregistered trademarks, trade names, service marks, copyrights, and mask works included in the Company Intellectual Property; (iii) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Intellectual Property; (iv) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software (collectively, "Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any Company product; and (v) all URLs owned or used by the Company and any URLs with respect to which the Company has any rights.

               (c) Other than as set forth on Schedule 3.16(c), to the knowledge of the Company and the Sellers, no third party, including any Employee or consultant or former Employee or consultant of the Company, has interfered with, infringed upon, misappropriated, made unauthorized use, disclosed, or otherwise come into conflict with any Intellectual Property rights of the Company, and the Company has not brought any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving the Company Intellectual Property against any third party.

               (d) Other than as set forth on Schedule 3.16(d), neither the Company nor, to the knowledge of the Company or any Seller, any third party, including any Employee or consultant or former Employee or consultant (but, with respect to third parties, only to an extent that could result in Liability to the Company), has interfered with, infringed upon, misappropriated, made unauthorized use, disclosed, or otherwise come into conflict with any Third Party Intellectual Property Rights, and the Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Third Party Intellectual Property Rights). The continued operation of the business of the Company as presently conducted and as presently proposed to be conducted will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Third Party Intellectual Property Rights. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Commitment relating to any Intellectual Property or Third Party Intellectual Property Rights.

               (e) All Company Intellectual Property is valid and subsisting. Each item of Company Intellectual Property will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. Except as set forth in
Schedule 3.16(e), the Company has taken appropriate action to maintain and protect each material item of Company Intellectual Property, including, where necessary, appropriate steps to protect and preserve confidentiality.

               (f) With respect to each item of Company Intellectual Property (and any item of Intellectual Property underlying Company Intellectual Property pursuant to a license, sublicense, agreement or permission), except as set forth in Schedule 3.16(f):

                    (i) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company or any Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item and such item is not subject to any outstanding Order;

                    (ii) in the case of Company Intellectual Property, the Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance, license or other restriction;

                    (iii) in the case of Company Intellectual Property, each license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                    (iv) in the case of Company Intellectual Property, each license, sublicense, agreement or permission covering the item will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

                    (v) in the case of Company Intellectual Property, no party to any license, sublicense, agreement or permission covering the item is to the knowledge of the Company or any Seller in breach or default thereof, and no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder;

                    (vi) in the case of Company Intellectual Property, no party to any license, sublicense, agreement or permission has repudiated any provision thereof;

                    (vii) with respect to any sublicense relating to the item of Company Intellectual Property, the representations and warranties set forth in subsections (iii) through (vi) are true and correct with respect to the underlying license; and

                    (viii) with respect to each license, sublicense, agreement or permission, the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

               (g) Except as set forth in Schedule 3.16(g), the Company has secured valid written assignments from all consultants and Employees who contributed to the creation or development of the Company Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

               (h) Except as disclosed on Schedule 3.16(h), the Company has taken all appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise protected by patents, patent applications or copyrights ("Confidential I.P. Information"). All use, disclosure or appropriation of Confidential I.P. Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential I.P. Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential I.P. Information, or is otherwise lawful.

               (i) The Company has made available to theglobe copies of the current versions of all proprietary software, in Source Code (as defined below) and object code forms, that are used or are proposed to be used in the business of the Company as currently conducted or as proposed to be conducted by the Company, together with all documentation used in connection therewith ("Software"). "Source Code" means the complete and current version of the source code and all source documentation to enable theglobe to exercise the foregoing license above.

     Section 3.17 Year 2000 Compliance. The Software used by the Company (except for off-the-shelf, shrink-wrap Software that is commercially available for retail purchase) will not require expenditures on the part of the Company in excess of $10,000, in the aggregate, in order to: (a) accurately process date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (b) function accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century; (c) respond to two digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century. The Company has not received any notice from any of its principal vendors of hardware or software or other Persons with whom the Company has material business relationships that its hardware or software is not Year 2000 compliant in a way adversely affecting the Company, and the Company and the Sellers have no knowledge that the hardware or software of any of such vendors or other Persons is not Year 2000 compliant in a way adversely affecting the Company.

     Section 3.18 Taxes. (a) Except as set forth in Schedule 3.18:

                    (i) The Company has duly filed all Tax Returns (as defined in Section 3.18(d)) required to have been filed by the Company in a timely manner (taking into account all lawful extensions of due dates), all of which Tax Returns are true and complete in all material respects. All Tax Returns filed on or after March 15, 1998 were filed consistent with past practice (including all tax elections and methods of accounting);

                    (ii) all Taxes (as defined in Section 3.18(d)) required to have been paid by the Company have been paid. Adequate reserves have been established in the 1998 Financial Statements for the payment of all Taxes of the Company that are attributable to the period ending on December 31, 1998 that are not yet due and payable; and adequate reserves have been or will be established in the books and records of the Company for the payment of all Taxes of the Company that are attributable to the period beginning after December 31, 1998 and ending on the Closing Date that are not yet due and payable;

                    (iii) all Taxes required to be collected or withheld by the Company have been collected and withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted;

                    (iv) no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company have been given by or on behalf of the Company;

                    (v) the Company has not requested an extension of time within which to file any Tax Return in respect of any fiscal year which has not since been filed;

                    (vi) neither the Company nor the Sellers have taken or agreed to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code. The Company and the Sellers have not failed to take any action which, if such action were not taken, would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code;

                    (vii) for taxable years for which the applicable statute of limitations has not expired (A) there is no Litigation underway or, to the knowledge of the Company or any of the Sellers, pending or threatened, with respect to any liability for Taxes that relates to the Company, (B) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company or any of the Sellers that the Company or any Seller is or may be subject to taxation by such jurisdiction, (C) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could affect the liability for Taxes of the Company for any period (or portion of a period) after the date hereof, (D) any adjustment of Taxes of the Company made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid, (E) the Company has not disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code, (F) the Company has not agreed and is not required to include in income any adjustment pursuant to Section 481 or 482 of the Code (or analogous provisions of applicable Law) which could affect the liability for Taxes of the Company for any period (or portion of a period) after the date hereof, and the Internal Revenue Service (the "IRS") (or other taxing authority) has not proposed to the Company or any of the Sellers, and, to the knowledge of the Company and each of the Sellers, is not considering, any such adjustment which could have such an effect;

                    (viii) the states, territories and jurisdictions (whether foreign or domestic) in which the Company has filed income, franchise, sales and use Tax Returns are set forth in Schedule 3.18;

                    (ix) none of the assets of the Company (A) is property that is required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, (B) is "tax-exempt use property" within the meaning of Code Section 168(h), or (C) directly or indirectly secures any debt the interest of which is tax exempt under Code Section 103(a);

                    (x) no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes;

                    (xi) all Tax deficiencies which have been claimed, proposed or assessed against the Company have been fully paid or finally settled;

                    (xii) the Company has not filed a consent pursuant to
     Section 341(f) of the Code (or any predecessor provision);

                    (xiii) the Company is not now nor has it ever been a party to or bound by any Commitment (including, without limitation, any arrangement required or permitted by applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law) and including any Tax sharing agreement) which affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company. Except with respect to leases of real and personal property, the Company has no liability for the Taxes of any other person by contract, agreement to indemnify, applicable Law or otherwise and is not a party to any such contract or agreement. The Company is not and has never been a party to any tax sharing agreement.

                    (xiv) there are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (other than immaterial Encumbrances for Taxes not yet due); and

                    (xv) The Company is not and has not been since its inception a "United States Real Property Holding Corporation" within the meaning of Section 897 of the Code.

               (b) The Company will deliver or make available to theglobe complete and accurate copies of: (i) all audit reports, revenue agent's reports and other written assertions of deficiencies or other liabilities for Taxes of the Company with respect to past periods for which the limitations period has not run, letter rulings and Technical Advice Memoranda relating to United States federal, state and local Taxes and foreign Taxes due from or with respect to the Company, (ii) all Tax Returns filed by the Company and (iii) any closing agreements entered into by the Company with any taxing authority, in each case existing on the date hereof.

               (c) The Company and the initial Shareholders made a valid election, effective as of April 1996, for the Company to be treated as an "S" corporation within the meaning of Section 1361(a) of the Code and within the meaning of analogous state or local provisions in the jurisdictions set forth on Schedule 3.18. For federal and applicable state and local income Tax purposes, the Company has properly qualified as an "S" corporation since the effective date of such election through the date of this Agreement, and will properly qualify as an "S" corporation through and until the Closing Date in all jurisdictions in which it is subject to Income Tax (as defined in Section 5.1). The Company has never been subject to income Tax as a "C" corporation within the meaning of Section 1361(a) of the Code or within the meaning of analogous state or local provisions.

               (d) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or addition to tax, imposed by any governmental entity, and includes, without limitation, any taxes of another person, including taxes owing under a contract, as transferee or successor, under Treas. Reg. Section 1.1502-6 or analogous provision of state, foreign or local law or otherwise, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

               (e) Schedule 3.18 sets forth a complete and accurate list of the initial purchase price and date of issuance of each of the Company Shares outstanding as of the Closing Date other than with respect to Company Shares issued as compensation ("Compensatory Shares"). In addition,
Schedule 3.18 sets forth the date of issuance of each Compensatory Share, the value of which has been or will be reflected on the Company's federal income tax returns for taxable periods ending on or before the Closing Date.

     Section 3.19 Insurance. Schedule 3.19 sets forth a list of all policies or binders of fire, liability, product liability, workers compensation, vehicular and other insurance held by or on behalf of the Company, including the amounts of such insurance and annual premiums with respect thereto. Such policies and binders are in full force and effect. The Company has obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms, with such deductibles, and covering such risks, as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company, and has maintained in full force and effect liability insurance against claims for personal injury or death or property damage occurring in connection with the activities of the Company or any properties owned, occupied or controlled by them in such amount as is customarily carried by reasonably prudent Persons conducting businesses or owning assets similar to those of the Company. There is no default with respect to any provision contained in any such policy or binder, nor has the Company failed to give any notice or present any claim under any such policy or binders in due and timely fashion. There are no outstanding Company claims by the Company in excess of normal retentions that are not covered under any such policies or binders and there has not occurred any event that might reasonably form the basis of any claim in excess of normal retentions that is not covered against or relating to the Company that is not covered by any of such policies or binders. No notice of cancellation or non-renewal of any such policies or binders has been received by the Company.

     Section 3.20 Employee Benefits. (a) Schedule 3.20(a) contains a true and complete list of each Company Employee Plan (as defined in Section 3.20(k)(i)) and each Employee Agreement (as defined in Section 3.20(k)(iii)). The Company does not have any plan or commitment to establish any new Company Employee Plan, to enter into any Employee Agreement or to modify or to terminate any Company Employee Plan or Employee Agreement.

               (b) Except as set forth in Schedule 3.20(b), the Company has provided, or has caused to be provided, to theglobe current, accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement.

               (c) Except as set forth in Schedule 3.20(c), the Company has performed all material obligations required to be performed by it under each Company Employee Plan and Employee Agreement. Except as set forth in
Schedule 3.20(c), each Company Employee Plan has been established and maintained in accordance with its terms and in all material respects in compliance with all applicable Laws and Orders. No Company Employee Plan is an "employee pension benefit plan" as defined in Section 3(2) of ERISA (as defined in Section 3.20(k)(v)), or a Multiemployer Plan (as defined in
Section 3.20(k)(vii)). There are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of the Company or the Sellers, threatened or anticipated (other than routine claims for benefits) with respect to any Company Employee Plan or Employee Agreement or by any Employee (as defined in Section 3.20(k)(ii)) with respect to the Company. Each Company Employee Plan can be amended, terminated or otherwise discontinued without material liability to the Company. No Company Employee Plan is under audit or investigation by the IRS, the Department of Labor, the PBGC (as defined in Section 3.20(k)(viii)) or other governmental authority, and to the knowledge of the Company and each of the Sellers, no such audit or investigation is pending or threatened. No liability under any Company Employee Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

               (d) Except as set forth on Schedule 3.20(d), the Company does not maintain nor contribute to any Company Employee Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by applicable Law, including, but not limited to, Section 4980B of the Code and Sections 601 through 609 of ERISA.

               (e) Except as set forth in Schedule 3.20(d), the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone, in the aggregate or, pursuant to any Company Employee Plan or Employee Agreement, upon the occurrence of any additional or subsequent events) (i) constitute an event that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits under any Company Employee Plan or Employee Agreement, or
(ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or theglobe to amend or terminate any Company Employee Plan. No payment or benefit which will or may be made by the Company, theglobe, the Sellers or any of their respective Affiliates under any Company Employee Plan or Employee Agreement may be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code which is contingent on the change in ownership of the Company resulting from the acquisition of Company Common Stock by theglobe pursuant to this Agreement. Except as set forth in Schedule 3.20(e), no officer, director or Employee of the Company, nor any Shareholder, is entitled to any "sale bonus payment," "retention payment," or any other payment or benefit in connection with, or as a result of, the transactions contemplated by this Agreement.

               (f) The Company is in compliance in all material respects with all applicable Laws (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, withholding taxes, unemployment compensation and Social Security.

               (g) No work stoppage or labor strike against the Company by Employees is pending or, to the knowledge of the Company or the Sellers, threatened. The Company (i) is not involved in or, to the knowledge of the Company or the Sellers, threatened with any labor dispute, grievance, or litigation relating to labor matters and (ii) is not presently, nor has it been in the past a party to, or bound by, any collective bargaining, union or similar agreement, nor is any such agreement or contract currently being negotiated by the Company. No Employees are currently or while employed by the Company have ever been represented by any labor union with respect to their employment by the Company and to the knowledge of the Company or the Sellers no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

               (h) With respect to each Welfare Plan (as defined in Section 3.20(k)(ix)), all benefit claims incurred (including claims incurred but not reported) prior to the Effective Time by Employees thereunder for which the Company is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the 1998 Financial Statements.

               (i) The Company has no ERISA Affiliates nor has it ever had any ERISA Affiliates.

               (j) To the knowledge of the Company and each of the Sellers, no key Employee or group of Employees have any plans to terminate employment with the Company.

               (k) For purposes of this Agreement,

                    (i) "Company Employee Plan" shall mean each Employee Plan (other than an Employee Agreement) to which the Company has or may have any liability, contingent or otherwise.

                    (ii) "Employee" shall mean each current, former, or retired employee, officer, consultant, advisor, independent contractor, agent or director of the Company.

                    (iii) "Employee Agreement" shall mean each management, employment, severance, change of control, consulting, or similar agreement or contract between the Company and any Employee pursuant to which the Company has or may have any Liability.

                    (iv) "Employee Plan" shall mean each plan, trust, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding.

                    (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all applicable rules and regulations thereunder.

                    (vi) "ERISA Affiliate" shall mean each business or entity which is a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or is required to be aggregated with the Company under
     Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA.

                    (vii) "Multiemployer Plan" shall mean any Employee Plan which is a "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA.

                    (viii) "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                    (ix) "Welfare Plan" shall mean each Company Employee Plan that is an "employee welfare benefit plan" within the meaning of
     Section 3(1) of ERISA.

     Section 3.21 Personnel Information. Schedule 3.21 contains a list of all individuals employed by the Company and all directors and independent contractors providing material services to the Company in connection with the operation of the business thereof.

     Section 3.22 Affiliate Relationships. Except as set forth on Schedule 3.22, no officer, director or Shareholder of the Company (nor any spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had a material economic interest) has or has had, directly or indirectly, (i) an interest in any entity which furnishes or sells or proposes to furnish or sell a material amount of services or products to the Company; (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any material amount of products or services; or (iii) a beneficial interest in any Commitment set forth in
Schedule 3.8(a); provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.22.

     Section 3.23 No Termination of Business Relationship. None of the Persons with which the Company has a material business relationship has given notice or other indication of any intention to cancel or otherwise terminate a business relationship with the Company and neither the Company nor any Seller has any knowledge of any event (including, without limitation, the transactions contemplated hereby) which would precipitate the cancellation or termination of, or entitle any such entity or customer to terminate, such a business relationship.

     Section 3.24 Disclosure; Projections. When taken together, the statements (including the representations, warranties and covenants) by the Company and the Sellers contained in this Agreement, the Schedules and Exhibits hereto, the Ancillary Documents, the documents, written statements or certificates furnished or to be furnished to theglobe or Merger Sub or their representatives pursuant hereto or in connection with the transactions contemplated hereby, and the Azazz! Business Description dated November 1998 (the "Business Description") do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. With respect to any projections contained in the Business Description, such projections were prepared in good faith and at the time prepared there was a reasonable basis for such projections and the assumptions made in connection therewith. Except as set forth on Schedule 3.24, to the knowledge of the Company and each of the Sellers, there has been no event or occurrence since the date of the Business Description that would cause any of them to believe that there is not on the date hereof a reasonable basis for such projections and the assumptions made in connection therewith assuming for this purpose that such projections were made immediately prior to the Effective Time.


                                 ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THEGLOBE

          theglobe represents and warrants to the Company and the Sellers as follows:

     Section 4.1 Organization. theglobe is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and authorized to transact business in the corporate form under the laws of the State of Washington and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of theglobe and Merger Sub is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, or financial condition of theglobe or Merger Sub or the ability of theglobe or Merger Sub to perform their obligations under this Agreement.

     Section 4.2 Authority. Each of theglobe and Merger Sub has the requisite right, power and authority to enter into this Agreement and any Ancillary Documents to which it is a party and to carry out its obligations hereunder and thereunder. This Agreement has been, and each Ancillary Document to which theglobe and Merger Sub are parties will be, duly and validly executed and delivered by theglobe and Merger Sub and constitute or will constitute, as the case may be, a valid and binding obligation of theglobe and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity. All corporate proceedings or other actions on the part of each of theglobe and Merger Sub necessary to authorize this Agreement or any of the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby have been taken.

     Section 4.3 Capitalization; Title to Shares. The authorized capital stock of theglobe consists of 100,000,000 shares of theglobe Common Stock and 3,000,000 shares of preferred stock, $0.001 per share, of which 10,312,756 shares of theglobe Common Stock and no shares of preferred stock were issued and outstanding as of January 29, 1999. All the issued and outstanding shares of theglobe Common Stock are validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as disclosed in theglobe SEC Reports (as defined in Section 4.6(a)) and
Schedule 4.3, there are no shares of capital stock of theglobe authorized and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities or other agreements to which theglobe is a party of any character relating to, or obligating theglobe to issue, grant, award, transfer or sell, any issued or unissued shares of theglobe's capital stock or other securities of theglobe. Except as disclosed in theglobe SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which theglobe is a party with respect to the voting of capital stock of theglobe. theglobe has full corporate power and authority to deliver theglobe Shares to the Shareholders pursuant to the Merger and to transfer to the Shareholders at Closing, good and valid title to theglobe Shares.

     Section 4.4 Securities of theglobe. The shares of theglobe Common Stock to be issued pursuant to this Agreement (including any such shares issuable upon the exercise of Options and Warrants after the Effective
Time) have been duly authorized for issuance, and such securities, when issued and delivered to the Company's securityholders, will be validly issued, fully paid and nonassessable.

     Section 4.5 Consents; No Violations. Except as set forth on Schedule 4.5, neither the execution, delivery or performance of this Agreement or the Ancillary Documents by theglobe or Merger Sub nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, or result in a breach or a violation of, any provision of the charter or by-laws of theglobe or Merger Sub; (b) constitute, with or without notice or the passage of time or both, a violation or default under (i) any Law or
(ii) any Order to which theglobe or Merger Sub is subject or by which theglobe or any of its properties is bound; or (c) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any governmental entity.

     Section 4.6 SEC Reports; Financial Statements. (a) theglobe has filed all forms, reports and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it with the Securities and Exchange Commission (the "SEC") since November 12, 1998, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, "theglobe SEC Reports"). theglobe SEC Reports as of their respective filing dates (i) were in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The financial statements, including all related notes and schedules, contained in theglobe SEC Reports (or incorporated therein by reference) fairly present in all material respects the consolidated financial position of theglobe and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of theglobe and its consolidated subsidiaries for the respective periods indicated, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the Exchange Act.

     Section 4.7 Absence of Certain Changes. Since September 30, 1998, there has not occurred any event which would have a material adverse effect on the business, operations, or financial condition of theglobe or Merger Sub or on the ability of theglobe or Merger Sub to perform their obligations under this Agreement.

     Section 4.8 Taxes. Neither theglobe nor Merger Sub has taken or agreed to take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code. Neither theglobe nor Merger Sub have failed to take any action which, if such actions were not taken, would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

     Section 4.9 Litigation. Except as disclosed in theglobe SEC Reports filed prior to the date hereof, there is no Litigation pending or, to the knowledge of theglobe, threatened, against theglobe or Merger Sub or any of their properties or assets, except for Litigation which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, or financial condition of theglobe or Merger Sub or the ability of theglobe or Merger Sub to perform their obligations under this Agreement.

     Section 4.10 Board Action. The Boards of Directors of theglobe and Merger Sub have approved this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger.

     Section 4.11 Brokers and Finders. Neither theglobe nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.


                                 ARTICLE V

                                 COVENANTS

     Section 5.1 Tax Provisions. (a) (i) The Sellers shall, jointly and severally, indemnify and hold harmless theglobe and theglobe's Affiliates (including without limitation the Surviving Corporation) from and against any and all Income Taxes of the Company for (x) any taxable period ending on or prior to the Closing Date, and (y) any portion ending on the Closing Date of any taxable period ending after the Closing Date, and against any Losses incurred by the Company with respect thereto.

                    (ii) With respect to any taxable period commencing before, and ending after, the Closing Date, the amount of Income Taxes for such taxable period allocable to the portion of the period prior to and including the Closing Date shall be determined based on an interim closing of the books of the Company as of the close of business on the Closing Date. For purposes of computing the Sellers' responsibility for Income Taxes of the Company, the Company's effective Income Tax rate for the portion of the taxable year ending on the Closing Date shall not be less than the Company's average Income Tax rate for the entire taxable year. "Income Tax" or "Income Taxes" means any federal, state, local or foreign income Tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

                    (iii) With respect to Income Taxes that relate to Tax Returns not required to be filed prior to the Closing Date and which relate to taxable periods or portions of periods which end on or before or include the Closing Date, the Sellers shall pay to theglobe the Income Taxes shown as due on any such Tax Returns (or, if applicable, the portion thereof calculated pursuant to paragraph (ii) above) at least two days prior to the due date for filing such Tax Returns. Except with respect to the Tax Returns dealt with in Section 5.1(c), theglobe shall furnish a representative of the Sellers with a copy of the Return at least five days before the Return is due to be filed.

               (b) The Sellers, theglobe, and the Surviving Corporation will treat the Merger as a reorganization under Section 368 of the Code for all Tax purposes. Except as required by Law or by this Agreement (including without limitation any payments made pursuant to dissenters' rights under applicable Law), neither the Sellers, nor theglobe, nor the Surviving Corporation will take any action or cause to be taken any action after the Effective Time that will prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code. Except as required by Law or by this Agreement, neither the Sellers, nor theglobe, nor the Surviving Corporation will fail to take any action which, if such action were not taken, would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

               (c) The Sellers shall cause to be prepared, consistent with prior practice of the Company, all federal, state and local "S" corporation income Tax Returns of the Company for taxable years ended on or prior to the Closing Date (the "Final S Corporation Returns") and shall provide such Tax Returns to theglobe no later than 30 days prior to the due date of the particular Tax Return (taking into account all extensions) for theglobe's review and consent (which consent shall not be unreasonably withheld. The Company shall timely file all of its Final S Corporation Returns. theglobe shall make available to the Sellers the Company's books and records in the Company's possession required by the Sellers in connection with the preparation of the Final S Corporation Returns pursuant to this Section 5.1(c).

               (d) theglobe shall allow the Sellers to copy any and all books and records of the Company relating to any taxable period ending on or prior to the Closing Date and shall cooperate fully, as and to the extent reasonably requested by the Sellers, in connection with the filing of such Tax Returns and any audit, litigation or other proceeding with respect to such Tax Returns. Such cooperation shall include the retention and (upon Seller's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

               (e) Except with respect to any matter subject to indemnification claims under Article VII, which shall be governed in accordance with such Article, (i) the Sellers shall control any audit or Litigation with respect to any federal, state or local "S" corporation income Tax Return for taxable years ended on or prior to the Closing Date, and (ii) the Sellers shall not settle, compromise or abandon any such audit or Litigation without obtaining the prior written consent of theglobe, which consent shall not be unreasonably withheld, provided that such consent shall not be deemed to be unreasonably withheld if such settlement, compromise or abandonment could have an adverse impact on theglobe, the Surviving Corporation, or any of their Affiliates.

               (f) All transfer, transfer gains, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties, interest, additions to tax, and costs and expenses relating to such Taxes) incurred in connection with the Merger shall be borne 50% by the Sellers and 50% by the Surviving Corporation. The Sellers, at their own expense, shall file all necessary Tax Returns and other documentation with respect to all such transfer, transfer gains, documentary, sales, use, stamp, registration and other Taxes and fees. The Surviving Corporation shall cooperate with the Sellers in the preparation of such Tax Returns.

     Section 5.2 Confidentiality. Each of the Sellers agrees that no Seller will disclose any Confidential Information (as defined herein) after the date hereof to any third party. "Confidential Information" shall mean any information concerning the Company or theglobe which is in the possession of any Seller or its Affiliates on the date hereof, other than information which is or becomes available to the public (other than as a result of the disclosure by such Seller or any of its Affiliates of such information in contravention of the covenants set forth in this Section 5.2). The covenants and agreements contained in this Section 5.2 shall expire on the third anniversary of the Closing Date.

     Section 5.3 Preparation of Information Statement. theglobe has prepared, with the cooperation of the Company and the Sellers, certain informational materials (the "Information Statement") which the Company and the Sellers agree has previously been distributed (or given with the notice to Shareholders referenced in the first sentence of Section 2.6) to the Shareholders.

      Section 5.4 Non-Competition Agreement. Each of the Sellers agrees that (a) for a period of one year immediately following the Closing, it shall not, without the prior written consent of the Company, engage in any Competitive Activity anywhere in the world (including, without limitation, anywhere in the United States of America), and (b) for a period of two years following the Closing it shall not, without the prior written consent of the Company, directly or indirectly solicit for employment, including, without limitation, recommending to any subsequent employer the solicitation for employment of, or hire, any employee of the Company. The Parties acknowledge and agree that (w) the Sellers will receive substantial and valuable benefits under this Agreement in consideration of the covenants and agreements of the Sellers set forth in this Section 5.4, (x) theglobe would not have executed and delivered this Agreement, or agreed to consummate the transactions contemplated hereby upon the terms and conditions set forth in this Agreement, if the Sellers had not entered into the covenants and agreements set forth in this Section 5.4, (y) the parties intend that such agreements and covenants be enforceable and that it would be grossly inequitable if a court or judicial tribunal were to not enforce such covenants and agreements to the fullest extent provided herein, and (z) the geographical scope of this
Section 5.4 is necessary because Competitive Activities can be conducted from virtually any location in the world due to the fact that the business of the Company is conducted on and through the internet. "Competitive Activity" shall mean engaging in any of the following activities: (i) serving as a director of any Competitor; (ii) directly or indirectly (x) controlling any Competitor or (y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed 5% of the particular class of interests then outstanding) (it being understood that, if any such interests in any Competitor are owned by an investment vehicle or other entity in which the Seller owns an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to the Seller, such portion determined by applying the percentage of the equity interest in such entity owned by the Seller to the interests in such Competitor owned by such entity); (iii) directly or indirectly soliciting, diverting, taking away, appropriating or otherwise interfering with any of the customers or suppliers of the Company or any Affiliate controlled by the Company; or (iv) employment by (including serving as an officer of), or providing consulting services to, any Competitor; provided, however, that in no event will Jeffrey Tucker be deemed to have engaged in a Competitive Activity by virtue of the continuation of his current activities in the area of product fulfillment and shipping on behalf of third parties. "Competitor" shall mean any Person that is engaged in a business similar to the Company's business, without regard to size or is engaged in owning, operating or acquiring directly or indirectly (through a corporation, trust, partnership or other Person) one or more entities engaged in a business similar to the Company's business, without regard to size.

     Section 5.5 Listing Application. As soon as reasonably practicable following the Effective Time, theglobe shall prepare and submit to the Nasdaq National Market a listing application covering the shares of theglobe Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain approval for the listing of such shares, subject to official notice of issuance.

     Section 5.6 Registration Statement on Form S-8. theglobe shall file a Form S-8 Registration Statement with the SEC for the shares of theglobe Common Stock issuable upon exercise of each Option (unless the shares issuable upon exercise of any such Option shall not be permitted to be registered on such form according to applicable Law) substantially contemporaneously with the filing with the SEC by theglobe of the shelf registration statement required by the terms of the Registration Rights Agreement, or at such earlier time as the Company has filed with the SEC all financial statements, including any pro forma financial information, and all other information required to be filed with the SEC prior to the filing of such Form S-8.

     Section 5.7 Director and Officer Indemnification. theglobe agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in its Restated Articles of Incorporation or Bylaws shall continue in full force and effect for a period of not less than two years from the Effective Time; provided, however, that, in the event any claim or claims are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Notwithstanding anything in the first sentence of this Section 5.7 to the contrary, there shall be no obligation on the part of the Surviving Corporation or theglobe to indemnify or exculpate any Company Indemnified Party for any matter arising out of the Merger or any matter with respect to which the Sellers have indemnification obligations pursuant to this Agreement.

     Section 5.8 Keylease Plus. theglobe agrees to use its commercially reasonable best efforts to cause the termination of the Guarantees made by John Naylor in favor of Keylease Plus Inc., dated October 3, 1996 and September 9, 1997, and further agrees to indemnify and hold harmless John Naylor for all Losses incurred by John Naylor after the Effective Time arising out of such guarantee.

     Section 5.9 Benefits. At the Effective Time, and for the period ending one year thereafter, theglobe shall, or shall cause the Surviving Corporation to, provide to each employee of the Company who becomes employed by theglobe or the Surviving Corporation at the Effective Time (each, a "Retained Employee") with employee benefit plans, policies, programs and arrangements that in the aggregate either (i) are not less favorable than those provided to the Retained Employee by the Company immediately prior to the Effective Time, or (ii) are not less favorable than those provided to similarly situated employees of theglobe; provided, however, that the plans, policies, programs and arrangements provided by the Company or theglobe shall for this purpose not include salary or incentive or equity-based compensation. For purposes of all employee benefit plans, policies, programs and arrangements maintained or contributed to after the Effective Time by theglobe or its subsidiaries (including, but not limited to, the Surviving Corporation), theglobe shall, or shall cause its subsidiaries (including, but not limited to, the Surviving Corporation) to, treat, and shall cause each such plan, policy, program or arrangement (in each case, once made available to Retained Employees) to treat, the Retained Employees' service with the Company prior to the Effective Time as service rendered to theglobe and its subsidiaries (including, but not limited to, the Surviving Corporation) for purposes of determining eligibility to participate and vesting thereunder, but only to the extent such service would have been taken into account had such employee actually been employed by theglobe or its subsidiaries prior to the Effective Time. For purposes of determining the amount of vacation, sick leave and similar time-off benefits to which Retained Employees shall be entitled upon becoming employees of theglobe or its subsidiaries (including, but not limited to, the Surviving Corporation), theglobe and its subsidiaries (including, but not limited to, the Surviving Corporation) shall deem each Retained Employee's entire period of employment with the Company prior to the Effective Time as if it had been employment with theglobe and its subsidiaries (including, but not limited to, the Surviving Corporation), but only to the extent such period of employment was taken into account by the Company prior to the Effective Time for purposes of determining the amount of vacation, sick leave or similar time-off benefits from the Company.

               theglobe and its subsidiaries (including, but not limited to, the Surviving Corporation) shall waive, or shall cause to be waived, any and all pre-existing condition limitations under any health, dental, vision, disability, life insurance, cafeteria or similar plan, program or arrangement (once such plan, program or arrangement is made available to Retained Employees) with respect to Retained Employees (and their eligible dependents) who immediately prior to the Effective Time participated in such plan, program or arrangement maintained or contributed to by the Company, but only to the extent such limitations did not apply prior to the Effective Time in such plan, program or arrangement of the Company.

               Nothing in this Section shall prevent theglobe or its subsidiaries (including, but not limited to, the Surviving Corporation) from amending or terminating any Employee Plan or any other Commitment in accordance with their terms and applicable Law.

     Section 5.10 Further Assurances. After the Closing, each of the Parties will, at the request of any other Party hereto (a "Requesting Party"), execute, acknowledge and deliver to such Requesting Party all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as a Requesting Party may reasonably request to consummate the transactions contemplated hereby.


                                 ARTICLE VI

                             CLOSING DELIVERIES

     Section 6.1 Closing Deliveries to theglobe and Merger Sub. The following is being delivered to theglobe and Merger Sub concurrently with the execution and delivery of this Agreement:

               (a) An executed Employment Contract (with attached exhibits relating to option arrangements) with the Company in the form of Exhibit 6.1(a) hereto from the Persons listed on Schedule 6.1(a).

               (b) An executed counterpart to the Registration Rights Agreement from each of the Sellers.

               (c) A certificate of the Secretary of the Company certifying as to:

                    (i) resolutions of its shareholders and its board of directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                    (ii) the incumbency of its officers executing this Agreement and the Ancillary Documents.

               (d) Evidence regarding satisfaction in full of the deferred compensation obligations under the Employment Agreement between the Company and James V. McGoodwin, dated July 30, 1998 (the "McGoodwin Employment Agreement"), under the Employment Agreement between the Company and Kevin
P. McKeown, dated July 30, 1998 (the "McKeown Employment Agreement"), and under oral arrangements with Mark Tucker.

               (e) Evidence of repayment in full of all amounts owing under the Naylor Note.

               (f) Evidence of payment in full of all amounts owing under the McGoodwin Purchase.

     Section 6.2 Closing Deliveries to the Company and the Sellers. The following is being delivered to the Company and the Sellers concurrently with the execution and delivery of this Agreement:

               (a) An executed counterpart to the Registration Rights Agreement from theglobe.

               (b) A certificate of the Secretary of each of theglobe and Merger Sub certifying as to:

                    (i) resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

                    (ii) the incumbency of its officers executing this Agreement and the Ancillary Documents.


                                ARTICLE VII

                              INDEMNIFICATION

     Section 7.1 Survival. The representations and warranties of the parties hereto contained herein or in any Ancillary Document shall expire on the day which is 12 months following the date hereof, except that the representations and warranties set forth in Sections 3.18, 3.20(i), 3.6(b) and 4.8 of this Agreement shall survive the Closing Date until 30 days following the expiration of the applicable statute of limitations (including any extensions thereof) and the representations and warranties set forth in Section 3.3 of this Agreement shall survive indefinitely. After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty shall be of no further force and effect, except to the extent a party has asserted a claim in accordance with this Article VII for breach of any such representation or warranty prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article VII. All covenants and agreements of the parties hereto shall survive the Closing until performed in accordance with their terms.

     Section 7.2 Indemnification by theglobe. (a) From and after the date hereof, theglobe shall indemnify, defend and hold harmless the Sellers and their Affiliates (collectively, the "Seller Indemnified Group") from and against all Liabilities, losses, damages, penalties, claims (including third-party claims, whether or not meritorious), costs, interest, judgments, fines, amounts paid in settlement and expenses (including, without limitation, reasonable attorney's fees, whether incurred in connection with a claim for indemnification hereunder or in connection with any third party claim) (collectively, "Losses") incurred or suffered by any member of the Seller Indemnified Group based upon, resulting from or arising out of (i) the breach of any representation or warranty of theglobe or Merger Sub contained in this Agreement or any of the Ancillary Documents or (ii) the breach of any covenant or agreement of theglobe or Merger Sub contained in this Agreement or any of the Ancillary Documents.

               (b) theglobe's indemnification obligations pursuant to
Section 7.2(a)(i) shall be effective only after the amount of Losses, in the aggregate, incurred by the Seller Indemnified Group exceed $500,000, and if such aggregate liabilities exceed $500,000, theglobe shall be liable for all such Losses, subject to the following sentence, but only to the extent such Losses exceed the initial $500,000. The maximum amount recoverable by any Seller together with any of its Affiliates, in the aggregate, under Section 7.2(a)(i) shall be an amount in shares of theglobe Common Stock (valued on the date of payment) equal to the amount set forth next to the name of such Seller on Exhibit 7.3. theglobe shall make indemnification payments pursuant to this Section 7.2 in the form of theglobe Common Stock.

     Section 7.3 Indemnification by the Sellers. (a) From and after the date hereof, each of the Sellers, jointly and severally, shall indemnify, defend and hold harmless theglobe, Merger Sub, the Surviving Corporation and each of their respective Affiliates, officers, directors, employees, members, agents, successors, transferees and assigns (collectively, "theglobe Indemnified Group") from and against all Losses incurred or suffered by any member of theglobe Indemnified Group based upon, resulting from or arising out of (i) the breach of any representation or warranty of any of the Sellers or the Company contained in this Agreement or any of the Ancillary Documents, (ii) the breach of any covenant or agreement of any of the Sellers (provided, however, that in no event will any Seller be liable for any breach of the covenants contained in Section 5.4 of this Agreement by any other Seller) or the Company (but with respect to the Company only for breaches of covenants and agreements to be performed prior to or at the Effective Time) contained in this Agreement or any of the Ancillary Documents, (iii) any indebtedness of the Company for borrowed money (which shall in no event include lease obligations of the Company or ordinary course trade payables) other than the Naylor Note incurred prior to or at the Effective Time which remains outstanding at the Effective Time (the Losses to include the dollar amount of any such indebtedness), (iv) the exercise of dissenters' rights by holders of Dissenting Shares (the Losses to include the entire amount of any payments required to be made by the Company in respect of dissenters' rights), (v) Transaction Costs (as defined below) to the extent they exceed $150,000, (vi) any claims relating to shares of Company Common Stock issued, and Warrants, Options or other equity awards granted, by the Company, (vii) any claims relating to the McGoodwin Employment Agreement or the McKeown Employment Agreement and any payments made (and the calculations of the amount of such payments) thereunder, (viii) any disclosure made in the Information Statement based upon or derived from any erroneous information provided to theglobe by any of the Shareholders or, prior to or at the Effective Time, by the Company and (ix) any claims relating to the Letter Agreement, dated June 30, 1998, between Jay Powers and the Company. "Transaction Costs" shall mean the aggregate amount of all fees and expenses of financial, legal, accounting and other advisors retained by the Company and other out-of-pocket costs of the Company incurred in connection with the transactions contemplated hereby paid at any time or payable by the Company (other than such fees and expenses which the Shareholders, prior to the Closing, have paid or agreed in writing to pay).

               (b) The Sellers' indemnification obligations pursuant to
Section 7.3(a)(i) shall be effective only after the amount of Losses, in the aggregate, incurred by theglobe Indemnified Group exceed $500,000 (the "Basket"), and if such aggregate liabilities exceed the Basket the Sellers shall be liable for the dollar value of such liabilities in excess of the Basket, but only to the extent such Losses exceed the Basket. The Basket shall not be applicable to a breach of the representations and warranties in Sections 3.3, 3.6(b), 3.18 and 3.20(i). The maximum amount recoverable, in the aggregate, under Section 7.3(a)(i) from any Seller shall be an amount in cash for each individual as set forth in Exhibit 7.3 (each, a "Seller Cap"); provided, however, that the Seller Caps shall not be applicable to amounts recoverable as a result of a breach of the representations contained in Sections 3.3, 3.6(b), 3.18 and 3.20(i).

               (c) The materiality (or correlative meaning) qualifications included in the representations and warranties set forth in Article III shall have no effect on any provisions in this Section 7.3 concerning the indemnities of the Seller with respect to such representations and warranties, each of which is given as though there were no materiality qualification for purposes of such indemnities.

               (d) The Company and theglobe each acknowledge and agree that, except (i) as expressly otherwise provided herein or (ii) to the extent any Losses incurred by such party result from any fraudulent misrepresentation by the Sellers or (prior to the Closing Date) the Company, theglobe Indemnified Group's sole and exclusive monetary remedy with respect to any and all claims based upon, resulting from or arising out of the breach of this Agreement or any Ancillary Document by the Sellers or the Company shall be pursuant to the indemnification provisions of this Article VII.

     Section 7.4 Indemnification Procedure. (a) The party seeking indemnification under this Agreement (the "Indemnified Party") shall promptly notify the party from which indemnification is being sought (the "Indemnifying Party") of the facts and circumstances upon which the Indemnified Party intends to base a claim for indemnification hereunder ("Notices"). Notice shall in all events be considered prompt if given (1) no later than 15 days after the Indemnified Party learns of the facts upon which it will claim such indemnification or (2) if earlier, in sufficient time to allow the Indemnifying Party to exercise its rights pursuant to this Article VII; provided, however, that the failure to provide such Notice of claims promptly (so long as a notice of claims is given before the date on which the applicable representation or warranty ceases to survive) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any third-party claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party has claimed indemnification hereunder, and may elect (the "Election") to take over the defense of such claim within 10 business days following Notice thereof upon its written unconditional acknowledgment of its obligation to indemnify the Indemnified Party with respect to such claim; provided, however, that theglobe shall be permitted, at its option, to require that Sellers shall not take over the defense of any claim brought by any Person with which theglobe or the Surviving Corporation has a material business relationship against any member of theglobe Indemnified Group for which indemnification is available pursuant to this Article VII, and upon exercise of such option such member of theglobe Indemnified Group shall defend such claim, subject to the following conditions: (i) the Sellers shall be entitled, in their discretion and at their expense, to engage counsel and to participate in any discussions, meetings, negotiations and other communications which may be held or conducted between such member of theglobe Indemnified Group and such customer or supplier, or their respective counsels, with respect to such claim; (ii) such member of theglobe Indemnified Group shall consult with a representative of the Sellers (assuming one has been appointed by the Sellers) before making or communicating to such customer or supplier, or its counsel, any decisions concerning such member's strategy or position with respect to the defense of such claim; and (iii) such member of theglobe Indemnified Group shall not settle or otherwise dispose of such claim without the consent of the aforementioned representative of the Sellers. If the Indemnifying Party makes an Election, (x) it shall keep the Indemnified Party informed as to the status of the applicable matter and shall send promptly copies of all pleadings to the Indemnified Party, (y) with respect to any issue involved in such claim, it shall have the sole right, with respect to claims or portions of claims seeking monetary damages only, to settle or otherwise dispose of such claim on such terms as it, in its sole discretion, shall deem appropriate; provided, however, that the consent of the Indemnified Party to the settlement or disposition shall be required if such settlement or disposition shall result in or would reasonably be expected to result in any Liability to, equitable relief against or adverse business effect on the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (z) the Indemnified Party shall have the right to participate jointly in the defense of such claim, but shall do so at its own cost not subject to reimbursement. If the Indemnifying Party does not elect to take over the defense of a third-party claim, the Indemnified Party shall have the right to contest, compromise or settle such claim in the exercise of its reasonable judgment.

               (b) Notwithstanding any provision of this Article VII to the contrary, with respect to any third-party claim or demand that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the fees and expenses of such separate counsel if the Indemnified Party receives and certifies to the Indemnified Party that it has received advice of counsel to the effect that there exist sufficient conflicts that make it reasonably necessary or appropriate for separate counsel to represent the Indemnified Party and the Indemnifying Party.

               (c) The amounts for which an Indemnifying Party shall be liable under Sections 7.2 and 7.3 of this Agreement shall be net of any insurance proceeds received by the Indemnified Party (less the costs of collection of such insurance proceeds) compensating the Indemnified Party for Losses of the Indemnified Party for which the Indemnifying Party would otherwise be liable pursuant to this Article VII.


                                ARTICLE VIII

                               MISCELLANEOUS

     Section 8.1 Public Announcements. No Party shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party, except as may be required by Law.

     Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a)   if to the Company or any Seller:

                        factorymall.com, inc.
                        9 Lakeshore Plaza
                        Kirkland, WA  98033-6110
                        Attention:  Kevin McKeown
                        Telecopy No.:  (425) 827-7360

                        with a copy to:

                        Perkins Coie LLP
                        1201 3rd Avenue
                        40th Floor
                        Seattle, WA  98101
                        Attention:  Scott Gelband
                        Telecopy No.: (206) 583-8500

                  (b)   if to theglobe or Merger Sub:

                        theglobe.com, inc.
                        31 West 21st Street
                        New York, NY  10010
                        Attention:  Todd V. Krizelman
                        Telecopy No.:  212-367-8604

                        with a copy to:

                        Fried, Frank, Harris, Shriver & Jacobson
                        One New York Plaza
                        New York, New York  10004
                        Attention:  Valerie Ford Jacob, Esq.
                        Telecopy No.:  (212) 859-4000

     Section 8.3 Certain Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

                    "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. The Company shall be deemed to be an Affiliate of the Shareholders before the Effective Time and an Affiliate of theglobe after the Effective Time.

                    "Ancillary Documents" shall mean all Commitments, certificates and other documents delivered simultaneously with this Agreement or to be delivered at the Closing in connection with the transactions contemplated hereby including, without limitation, the Employment Agreements and the Registration Rights Agreement.

                    "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

                    "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental entity.

               (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation" if such words are not already present.

     Section 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except as specifically set forth herein, does not and is not intended to, confer upon any Person other than the Parties any rights or remedies hereunder.

     Section 8.7 Assignment. Except as otherwise set forth herein, this Agreement shall not be assigned by any party by operation of law or otherwise without the express written consent of each of the other parties.

     Section 8.8 Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to the conflicts of laws provisions thereof, provided that the provisions of Article II relating to the form of Merger shall be governed by the applicable provisions of RCW 23B. Each of the parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts of the State of New York and the courts of the United States of America located in the Southern District of the State of New York for any Litigation arising out of or relating to this Agreement or the Merger or any of the other transactions contemplated hereby (and agrees not to commence any Litigation relating hereto except in these courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 8.2 shall be effective service of process for any Litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the Merger or any of the other transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any Litigation arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated hereby or thereby.

     Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    theglobe.com, inc.

                                    By: /s/ Todd V. Krizelman
                                       ------------------------------
                                       Name: Todd V. Krizelman
                                       Title: Co-Chief Executive
                                              Officer and Co-President


                                    NIRVANA ACQUISITION CORP.

                                    By: /s/ Todd V. Krizelman
                                       ------------------------------
                                       Name: Todd V. Krizelman
                                       Title: Chief Executive
                                              Officer


                                    FACTORYMALL.COM, INC.

                                    By: /s/ James V. McGoodwin
                                       ------------------------------
                                       Name: James V. McGoodwin
                                       Title: President & CEO


                                    SELLERS

                                        /s/ John Naylor
                                       ------------------------------
                                       John Naylor

                                        /s/ Cheryl Naylor
                                       ------------------------------
                                       Cheryl Naylor

                                        /s/ Mark Tucker
                                       ------------------------------
                                       Mark Tucker

                                        /s/ Jeffrey Tucker
                                       ------------------------------
                                       Jeffrey Tucker

                                        /s/ Jay McGoodwin
                                       ------------------------------
                                       Jay McGoodwin

                                        /s/ Kevin McKeown
                                       ------------------------------
                                       Kevin McKeown